Exhibit 99.1

Contact:	Mary Skafidas Investor and Public Relations (212) 521-2788

NEWS RELEASE

LOEWS CORPORATION REPORTS NET LOSS OF
$632 MILLION FOR THE FIRST QUARTER OF 2020

NEW YORK, May 4, 2020—Loews Corporation (NYSE:L) today reported a net loss of $632 million, or $2.20 per share, for the three months ended March 31, 2020, compared to net income of $394 million, or $1.27 per share, in the first quarter of 2019.

Results for the three months ended March 31, 2020, after tax and noncontrolling interests, were substantially below the prior year period, caused primarily by (i) drilling rig impairment charges of $408 million from Diamond Offshore Drilling, Inc., (ii) a $363 million decline in net investment income from CNA Financial Corporation and the parent company, (iii) net investment losses of $152 million from CNA, down from $21 million of net investment gains in the prior year period, and (iv) a $38 million decrease in results from Loews Hotels & Co.

The economic disruption caused by the COVID-19 pandemic and measures to mitigate the spread of the virus significantly affected Loews’s results in the first quarter of 2020. The full impact of COVID-19 on Loews and our businesses will be dependent on the pandemic’s duration and scope and the economic policy and other responses to the pandemic.

Book value per share decreased to $60.28 at March 31, 2020 from $65.71 at December 31, 2019, driven by the net loss reported for the first quarter of 2020 as well as a nearly $2 billion decrease in pretax unrealized investment gains at CNA as a result of disruptions in the fixed income market. Book value per share excluding accumulated other comprehensive income (AOCI) decreased to $64.17 at March 31, 2020 from $65.94 at December 31, 2019.

CONSOLIDATED HIGHLIGHTS

	Three Months Ended March 31,
(In millions, except per share data)	2020	2019

Income (loss) before net investment gains (losses)	$(480)	$373
Net investment gains (losses)	(152)	21
Net income (loss) attributable to Loews Corporation	$(632)	$394

Net income (loss) per share	$(2.20)	$1.27

	March 31, 2020	December 31, 2019

Book value per share	$60.28	$65.71
Book value per share excluding AOCI	64.17	65.94

Three Months Ended March 31, 2020 Compared to Three Months Ended March 31, 2019

CNA’s results decreased primarily due to a decline in net investment income reflecting losses from limited partnership and common stock investments and a swing from net investment gains in the prior year period to net investment losses. These declines were precipitated by severe disruptions in the financial markets in March 2020 in response to the COVID-19 pandemic and related containment measures. Net investment losses included declines in the fair value of non-redeemable preferred stock and impairment losses on fixed maturity securities.

Boardwalk Pipelines’ earnings decreased as revenues were lower due to expiring contracts that were replaced by contracts at lower average rates, partially offset by revenue from growth projects recently placed in service. Expenses rose largely because of higher maintenance project expenses, an increased asset base from recently completed growth projects and the expiration of property tax abatements.

Loews Hotels’ results declined mainly due to the onslaught of the COVID-19 pandemic and mitigating measures, which dramatically reduced revenues beginning in early March 2020. By quarter end, Loews Hotels suspended operations temporarily at most of its hotel properties. During these suspension of operations, Loews Hotels has engaged in significant measures to adjust the operating cost structure of each hotel, deferred most capital expenses and reduced the operating costs of its management company.

Diamond Offshore’s net loss increased primarily due to impairment charges totaling $774 million ($408 million after tax and noncontrolling interests) related to the carrying value of four drilling rigs.

As previously disclosed, on April 26, 2020, Diamond Offshore and certain of its subsidiaries filed voluntary petitions for relief under Chapter 11 of the United States Bankruptcy Code. As a result of the filing, Loews has concluded that it will no longer control Diamond Offshore for accounting purposes and is required to deconsolidate Diamond Offshore as of the Chapter 11 filing date. Through the date of Diamond Offshore’s filing, we will continue to include our share of Diamond Offshore’s losses in our consolidated financial statements. In connection with the deconsolidation, we expect to record a significant non-cash loss in the second quarter of 2020 to recognize the difference between the carrying value and estimated fair value of our interest in Diamond Offshore. The carrying value of Diamond Offshore as of March 31, 2020 was $1.0 billion, net of tax.

The parent company investment portfolio recorded a loss for the quarter as compared to income in the prior year period. Results decreased primarily due to equity market declines in response to uncertainty about the effects of the COVID-19 pandemic.

SHARE REPURCHASES

At March 31, 2020, there were 281.4 million shares of Loews common stock outstanding. For the three months ended March 31, 2020, the Company repurchased 9.7 million shares of its common stock at an aggregate cost of $445 million. Depending on market conditions, the Company may from time to time purchase shares of its and its subsidiaries’ outstanding common stock in the open market or otherwise.

CONFERENCE CALLS

A conference call to discuss the first quarter results of Loews Corporation has been scheduled for today at 11:00 a.m. ET. A live webcast will be available via the Investors/Media section of www.loews.com. Those interested in participating in the question and answer session should dial (877) 692-2592, or for international callers, (973) 582-2757. The conference ID number is 6097643. An online replay will also be available at www.loews.com following the call.

A conference call to discuss the first quarter results of CNA has been scheduled for today at 10:00 a.m. ET. A live webcast will be available via the Investor Relations section of www.cna.com. Those interested in participating in the question and answer session should dial (800) 289-0571, or for international callers, (720) 543-0206.

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ABOUT LOEWS CORPORATION

Loews Corporation is a diversified company with businesses in the insurance, energy, hospitality, and packaging industries. For more information please visit www.loews.com.

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FORWARD-LOOKING STATEMENTS

Statements contained in this press release which are not historical facts are “forward-looking statements” within the meaning of the federal securities laws. Forward-looking statements are inherently uncertain and subject to a variety of risks that could cause actual results to differ materially from those expected by management of the Company. A discussion of the important risk factors and other considerations that could materially impact these matters as well as the Company’s overall business and financial performance can be found in the Company’s reports filed with the Securities and Exchange Commission and readers of this release are urged to review those reports carefully when considering these forward-looking statements. Copies of these reports are available through the Company’s website (www.loews.com). Given these risk factors, investors and analysts should not place undue reliance on forward-looking statements. Any such forward-looking statements speak only as of the date of this press release. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any forward-looking statement to reflect any change in the Company’s expectations with regard thereto or any change in events, conditions or circumstances on which any forward-looking statement is based.

Loews Corporation and Subsidiaries
Selected Financial Information

	Three Months Ended March 31,
(In millions)	2020	2019
Revenues:
CNA Financial (a)	$2,291	$2,695
Diamond Offshore	234	236
Boardwalk Pipelines	341	346
Loews Hotels & Co	142	180
Investment income and other (b)	91	300
Total	$3,099	$3,757

Income (Loss) Before Income Tax:
CNA Financial (a)	$(90)	$418
Diamond Offshore (c)	(878)	(77)
Boardwalk Pipelines	88	106
Loews Hotels & Co	(33)	19
Corporate: (d)
Investment income (loss), net	(166)	84
Other	(42)	(42)
Total	$(1,121)	$508

Net Income (Loss) Attributable to Loews Corporation:
CNA Financial (a)	$(55)	$305
Diamond Offshore (c)	(452)	(37)
Boardwalk Pipelines	65	79
Loews Hotels & Co	(25)	13
Corporate: (d)
Investment income (loss), net	(130)	67
Other	(35)	(33)
Net income (loss) attributable to Loews Corporation	$(632)	$394

(a)
Includes net investment losses of $216 million and net investment gains of $31 million ($152 million and $21 million after tax and noncontrolling interests) for the three months ended March 31, 2020 and 2019.

(b)	Includes parent company investment income and the financial results of Altium Packaging.
(c)	Includes impairment charges of $774 million ($408 million after tax and noncontrolling interests) for the three months ended March 31, 2020 related to the carrying value of four drilling rigs.
(d)
The Corporate segment consists of investment income from the parent company's cash and investments, interest expense, other unallocated corporate expenses and the financial results of Altium Packaging.

Loews Corporation and Subsidiaries
Consolidated Financial Review

	Three Months Ended March 31,
(In millions, except per share data)	2020	2019
Revenues:
Insurance premiums	$1,869	$1,803
Net investment income	163	657
Investment gains (losses)	(216)	31
Operating revenues and other	1,283	1,266
Total	3,099	3,757

Expenses:
Insurance claims and policyholders’ benefits	1,425	1,357
Operating expenses and other (a)	2,795	1,892
Total	4,220	3,249

Income (loss) before income tax	(1,121)	508
Income tax (expense) benefit	77	(112)
Net income (loss)	(1,044)	396
Amounts attributable to noncontrolling interests	412	(2)
Net income (loss) attributable to Loews Corporation	$(632)	$394

Net income (loss) per share attributable to Loews Corporation	$(2.20)	$1.27

Weighted average number of shares	287.04	310.36

(a)
Includes impairment charges of $774 million ($408 million after tax and noncontrolling interests) at Diamond Offshore for the three months ended March 31, 2020 related to the carrying value of four drilling rigs.